SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                                ADVEN, INC.
          ______________________________________________________
          (Exact name of registrant as specified in its charter)

                Washington                          91-1363905
        _______________________________         __________________
        (State or other jurisdiction of         (I.R.S. Employer
         incorporation or organization)          Identification No.)

                      JOHN B. LOWY CONSULTING AGREEMENT
        __________________________________________________________
                            (Full Title of Plan)

                  3653 Hemlock Court, Reno, Nevada, 89509
                  _______________________________________
                  (Name and Address of Agent for Service)

                              (702) 829-8812
        __________________________________________________________
       (Telephone number including area code, of agent for service)



                     CALCULATION OF REGISTRATION FEE

                                Proposed        Proposed
Title of                        Maximum         Maximum
Securities                      Offering        Aggregate       Amount of
to be           Amount to be    Price per       Offering        Registration
Registered      Registered      Share           Price           Fee(1)
_____________________________________________________________________________
Common Stock    80,000          $.025           $2,000          $100 (1)

(1)     Minimum registration fee pursuant to Rule 457.

PART I.  INFORMATIN REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan(s) Information

        The information required by Part I is included in the documents sent or given to participants in the John B. Lowy consulting Agreement pursuant to Rule 428 (b) (1)

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports with the Securities and Exchange commission (the "Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a0, 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

  (a) The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1995; and

  (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995; and

  (c) The description of the Common Stock which is contained in the registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities

        Not Applicable

Item 5.  Interests of Named Experts and Counsel

        The validity of the authorization and issuance of the Common Stock will be passed upon by John B. Lowy, P.C., Suite 403, Fifth Avenue, New York, New York 10022.

Item 6.  Indemnification of Directors and Officers

  Certain provisions of the Washington Business Corporation Act regarding the indemnification of Officers, Employees and Agents are as follows:

  23B.08.510  AUTHORITY TO INDEMNIFY (1)  Except as provided in subscection
(4)of this section, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

        (a)  the individual acted in good faith: and

        (b)  The individual reasonably believed:

                (i) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and

                (ii) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

        (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

  (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (1) (b) (ii) of this section.

  (3) The termination of a proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

  (4)  A corporation may not indemnify a director under this section:

        (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation: or

        (b) In connection with other proceeding charging improper personal benfit to the diretor, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

  (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

23B.08.520 MANDATORY INDEMNIFICATION. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

23B.08.55p DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION. A corporation may not indemnify a director under RCW 23B.08.510 unless authorzed in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in RCW 23B.08.510.

  (2)  The determination shall be made:

        (a) By the board of directors by majority vote of a quorum consisting of directros not at the time parties to the proceeding:

        (b) If a quorum cannot be obtained under (a) of this subsection, by majority vote of a committee duly designated by the board of director, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;

        (c)  By special legal counsel:

                (i) Selected by the board of directors or its committee in in the manner prescribed in (a) or (b) of this subsection; or

                (ii) If a quorum of the board of directors cannot be obtained under (a) of this subsection and a committee cannot be designated under (b) of this subsection, selected by majority vote of the full boards of directors, in which selection directors who are parties may participate; or

        (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

  (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(2) (c) of this section to select counsel.

23B.08.560  SHAREHOLDER AUTHORIZED INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
(1) If authorized by the articles of incorporation, a bylaw adopted or ratified by the shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporatio0n shall have power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, provided that no such indemnity shall indemnify any director from or on account of:

        (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

        (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or not legally entitled.

        (c) Any transaction with respect to which it was finally adjudged that such director was not legally entitled.

  (2) Unless the articles of incorporation, or a bylaw or resolution adopted or ratified by the shareholders, provide otherwise, any determination as to any indemnity or advance of expenses under subsection (1) of this section shall be made in accordance with RCW 23B.08.550

  223B.08.570 INDEMNIFICATION OF OFFICERS, EMPLOEYEES AND AGENTS. Unless a corporation's articles of incorporation provide otherwise;

  (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under RCW 23.08.520, and is entitled to apply for court-ordered indemnification under RCW 23B.08.540, in each case to the same extent as a director;

  (2) The corporation may indemnify and advance expenses under RCW 23B.08.510 through 23B.08.560 to an officer, employee, or agent of the corporation who is not a director to the same extent as to director; and

  (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Company's Articles of Incorporation provide for indemnification of directors and officers of the Company to the fullest extent permitted by the Washington Corporation Act.

Item 7.  Exemption from Registration Claimed

        Not Applicable.

Item 8.  Exhibits

4.1     Certificates of Incorporation of the Registrant(1)

4.2     Amendment to Certificate of Incorporation of the Registrant(1)

4.3     By-Laws, as amended, of the Registrant(1)

4.4 Consent of Directors dated December 10, 1996 awarding consultant's shares.

4.5     John b. Lowy Consulting Agreement.

4.6     Opinion of John B. Lowy, P.C. with consent.

4.7     Consent of Robert Moe & Associates, P.S. independent accountants.

_____________________________

(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form 10-SB, as amended, File No. 0-24262 which was originally filed with the Commission June 3, 1994.

Item 9.  Undertakings

  1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has ben settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

                              January 7, 1996

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salem, New Hampshire, on the date set forth below.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.



                                ADVEN, INC.
                                Registrant

                                Henri Hornby
                                Henri Hornby
                                President, Director

                                Neil F. Hornby
                                Neil F. Hornby
                                Treasurer, Director

Exhibit 4.4

UNANIMOUS CONSENT OF DIRECTORS
IN LIEU OF MEETING
OF
ADVEN, INC.
(A Washington corporation)
___________________________________________________________________________

        We the undersigned, being all of the directors of ADVEN, INC., a Washington corporation ("Company"), do hereby waive the notice and holding of a meeting of the Board of Directors and do hereby unanimously consent to and adopt the following resolutions this 10'th day of December, 1996.

        RESOLVED, that for consulting servies rendered to this Company by John B. Lowy ("Consultant"), this Company hereby authorizes to enter into the attached Consulting Agreement with the Consultant; and

        RESOLVED, that in full payment for the Consultant's services, this Company hereby authorizes the issuance of 80,000 shares of common stock of this Company to the Consultant under and pursuant to SEC Form S-8, valued at $0.25 per share ($2,000 in total) and hereby authorizes the Company to prepare, sign and file with the Securities and Exchange Commission a registration statement on Form S-8 covering the Consultant's 80,000 shares.

        RESOLVED, that the Company's officers and directors are authorized to take such actions and execute such documents as they deem necessary and proper to effectuate the foregoing resolutions.



                                December 10, 1996

                                Henri Hornby
                                Henri Hornby
                                Director

                                Neil F. Hornby
                                Neil F. Hornby
                                Director

Exhibit 4.5

                           CONSULTING AGREEMENT

        This Agreement is made and entered into as of the 10'th day of December, 1996 by and between JOHN B. LOWEY ("JBL") with principal office at 645 Fifth Avenue, New York, NY 10022, and ADVEN, INC., a Washington corporation (the "Company") with its principal office at 3653 Hemlock Court, Reno, NV. 89509.

        WHEREAS, JBL has rendered valuable consulting services to the Company during October and November, 1996; and

        WHEREAS, the parties hereto desire to memorialize JBL's services and compensate JBL therefor;

        NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. Purpose: The Company hereby recognizes and agrees that JBL has rendered consulting advice to the Company specifically relating to transactions not of a capital raising nature, consisting of assisting the company in securing a quotation for its common stock on the OTC Bulletin Board ("Consulting Services").

        2. Compensation: In consideration for the Consulting Services rendered by JBL to the Company, valued at $.025 per share ($2,000 in total) as recognized in this Agreement, the Company hereby agrees to issue to JBL 80,000 shares of the Company's Common Stock (the "Shares"). JBL hereby acknowledges that the aforementioned 80,000 Shares are in full payment for the services rendered.

        3. Registration: The Company hereby agrees to immediately register the Shares pursuant to a Registration Statement on Form S-8.

        4. JBL is an Independent Contractor: JBL has performed the Consulting Services described hererin as an independent contractor and not as an employee of the Company or an affiliate thereof.

        5.      Miscellaneous:

                (a) This Agreement between the Company and JBL constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreement and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

                (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.

                (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

                (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

                (e) No provision of this Agreement may be amend, modified or waived, except in a writing signed by all of the parties hereto.

                (f) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objections they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service or process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set froth in Paragraph 8(b) hereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                        John B. Lowy
                                        John B. Lowy


                                        ADVEN, INC.

                                        Henri Hornby
                                        Henri Hornby

Exhibit 4.6

JOHN B. LOWY, P.C.
ATTORNEYS AT LAW
645 FIFTH AVENUE
4'TH Floor
New York, NT  10022
(212) 371-7799
Fax (212) 371-8527

January 9, 1997

Adven, Inc.
3653 Hemlock Court
Reno, Nevada 89509

Gentlemen:

        We have reviewed a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 80,000 shares of common stock, $.0001 par value per share (the "Shares") of Adven, Inc. (the "Company"), which Shares have been issued pursuant to the Company's consulting agreement filed as an exhibit to the Registration Statement (the "Agreement").

        We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records of meetings written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, documents and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        In our examination of the foregoing documents, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement; and the Shares, when issued against payment therefor in accordance with the terms of the Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

John B. Lowy, P.C.
John B. Lowy, P.C.

Exhibit 4.7

                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Adven, Inc.

We consent to incorporation in Form S-8 our report dated March 5, 1996 on the financial statements of ADVEN, INC. as of December 31, 1995, which report was included in the annual in the report on Form 10-KSB.

                                        ROBERT MOE & ASSOCIATES, P.S.
                                        305 IBM BUILDING
                                        WEST 201 NORTH RIVER DRIVE
                                        SPOKANE, WA. 99201

December 11, 1996